Exhibit 3.1(a)

ARTICLES OF INCORPORATION OF
{state of Utah seal}
Fiberglass.com, inc.

A UTAH CORPORATION

The undersigned acting as incorporators of fiberglass.com, inc, a Utah corporation, hereby state these Articles of Incorporation.

ARTICLE I

The name of the corporation is fiberglass.com, inc.

ARTICLE II

The duration of the corporation is perpetual.

ARTICLE III

The corporation is organized for the purposes, without limitation, of doing all things and engaging in all lawful transactions which a corporation organized under the laws of the State of Utah might do or engage in though not expressly stated herein.

ARTICLE IV

The corporation shall have authority to issue 100,000,000 shares. The Board of Directors is authorized to create and designate one or more series of shares and to designate relative preferences, limitations and rights of the series in accordance with sections 16-10a-602 and 16-10a-1002 (1)(e) of the Utah Revised Business Corporation Act.

ARTICLE V

The affairs of the corporation shall be managed by a Board of Directors of three (3) initial directors as follows

Paul Roszel	Jamie Roszel
7 Darren Place	7 Darren Place
Guelph, Ontario	Guelph, Ontario
Canada N1H 6J2	Canada N1H 6J2

Terrence Millie
50 Victoria Road North
Guelph, Ontario
Canada N1E 5H1

Subject to there being no fewer that three (3) directors at any time, the number of directors shall be fixed by the by-laws and the number may be increased or decreased from time to time by amendment to the by-laws. The by-laws will provide for terms of office, and division into classes of directors, if any, and the procedure for their removal.

ARTICLE VI
The names and addresses of the incorporators are:

Paul Roszel	Jamie Roszel
7 Darren Place	7 Darren Place
Guelph, Ontario	Guelph, Ontario
Canada N1H 6J2	Canada N1H 6J2

Terrence Millie
50 Victoria Road North
Guelph, Ontario
Canada N1E 5H1

ARTICLE VII
The Registered Office and Registered Agent of the corporation is Steven L. Taylor, 124 South East, Suite 100, Salt Lake City, UT 84102.
Dated this 24th day of August 1999

/s/ Paul Roszel	/s/Jamie Roszel
Paul Roszel	Jamie Roszel

/s/Terrence Millie
Terrence Millie

PROVINCE OF ONTARIO	)
ss.
CANADA	)

On this ____24th__________day of August 1999, before me, Corina J Kelly, Notary Public in and for said province, personally appeared Paul Roszel, known to me to be a director and incorporator of the Corporation and acknowledged to me that he executed the same.

s/ Corina J. Kelly
Notory Public
Residing at Waterloo, ON, Canada

PROVINCE OF ONTARIO	)
ss.
CANADA	)

On this ____24th__________day of August 1999, before me, Corina J Kelly, Notary Public in and for said province, personally appeared Jamie Roszel, known to me to be a director and incorporator of the Corporation and acknowledged to me that he executed the same.

s/ Corina J. Kelly
Notory Public
Residing at Waterloo, ON, Canada

PROVINCE OF ONTARIO	)
ss.
CANADA	)

On this ____24th__________day of August 1999, before me, Corina J Kelly, Notary Public in and for said province, personally appeared Terrence Millie, known to me to be a director and incorporator of the Corporation and acknowledged to me that he executed the same.

s/ Corina J. Kelly
Notory Public
Residing at Waterloo, ON, Canada

REGISTERED AGENT ACKNOWLEDGEMENT

I, Steven L. Taylor hereby acknowledge my appointment as Registered Agent of fiberglass.com, inc. corporations

DATED this 25th day of August 1999

s/ Steven L. Taylor
Steven L. Taylor

STATE OF UTAH	)
ss.
COUNTY OF SALT LAKE	)

On this 25th day of August 1999, before me Gale Padgett, Notary Public in and for said country and state, personally appeared Steven L. Taylor known to me to be the Registered Agent of the Corporation and acknowledged to me that he executed the same

{utah state seal}	s/Gale Padgett
Notary Public
Residing at Salt Lake City, UT